BANKER & COMPANY



June 24, 2003


        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of U.S. Biodefense, Inc, formerly Piedmont, Inc. on Form S-8, of our report dated March 17, 2003, on our audit of the financial statements of U.S. Biodefense, Inc, formerly Piedmont, Inc. as of November 30, 2002 and 2001, which report is included in the Form 10-KSB and of our report dated February 28, 2003 on our review of the financial statements of U.S. Biodefense, Inc., formerly Piedmont, Inc. and the quarterly reports filed for the quarters ended February 28, 2002, May 31, 2002 and August 31, 2002.

Signed,
Banker & Co.



/s/ Jitendra Shantikumar Banker
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Jitendra Shantikumar Banker, C.P.A.
(License No 01696129
Certified Public Accountant
Costa Mesa, California